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(TELEX COMMUNICATIONS LOGO)   12000 PORTLAND AVENUE SOUTH
                   BE HEARD   BURNSVILLE, MN 55337
                              TELEPHONE 952-884-4051
                              FAX 952-884-0043

EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE
                                                           JUNE 28, 2006

BOSCH TO ACQUIRE TELEX COMMUNICATIONS, A LEADING SUPPLIER OF COMMUNICATION
SYSTEMS

MINNEAPOLIS, MN - Telex Communications Holdings, Inc., Minneapolis, MN, announced today that it has signed a definitive merger agreement with a wholly owned subsidiary of Robert Bosch GmbH, pursuant to which Bosch will acquire Telex for an aggregate purchase price of $420 million, including the assumption of Telex indebtedness, subject to certain post closing adjustments. The purchase price will represent per share merger consideration to stockholders equal to at least $24 per share of Telex common stock, subject to adjustments that, together with certain additional contingent payments over several years, could result in aggregate consideration to stockholders of $29 per share. The merger agreement also provides for the satisfaction and discharge of the publicly held indebtedness of Telex and its affiliated companies. Upon closing of the merger, the surviving company's name will be Telex Communications Holdings, Inc., with headquarters remaining in Minneapolis, MN.

Telex is a leading manufacturer and supplier of professional audio, wireless, life safety and communication equipment. Its systems are installed in a wide range of applications such as large stadium and airport projects where customers are increasingly asking for turnkey solutions combined with security systems. In fiscal 2005, Telex generated sales of $308 million with nearly 2,000 employees at 14 locations in nine countries. The company is home to such well-known brands as Electro-Voice, Dynacord, Midas, Klark Teknik, Telex, and RTS. If the merger is consummated, Telex will be assigned to and come under the leadership of the Bosch Security Systems division.

"With the acquisition of Telex, Bosch Security Systems can significantly expand its communications systems product offerings and penetrate the professional audio equipment market. The strength of the Telex distribution network will enhance our worldwide market position as a provider of comprehensive security and communications systems. At the same time, we expect to obtain a leading position in the American market," said Bosch Board of Management member Peter J. Marks, who bears regional responsibility for the Americas and for the Security Systems division. In 2005, Bosch Security Systems generated sales of approximately one billion euros from its business with intrusion and fire alarm systems, video surveillance, access control, and communications systems. With some 7,800 associates, the division is represented at more than 40 locations in Europe, the Americas, and Asia Pacific.

"Telex is a company with a strong tradition of high quality and customer satisfaction. We believe the acquisition of Telex by Bosch, a forward-looking company, will give our employees and business associates an opportunity to develop further in a growth oriented environment," said Raymond V. Malpocher, CEO of Telex Communications.

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The merger agreement has been approved by the Board of Directors of Telex and the Bosch Board of Management, and has been approved by the requisite holders of Telex voting stock, led by Jefferies Capital Partners, one of Telex's largest stockholders. However, the transaction is subject to regulatory approvals, as well as other customary conditions. The parties expect to be in a position to close the transaction in the third quarter of this year.

TELEX INTENDS TO DISTRIBUTE AN INFORMATION STATEMENT TO ITS STOCKHOLDERS IN CONNECTION WITH THE PROPOSED MERGER, AND PROSPECTIVE INVESTORS AND STOCKHOLDERS OF TELEX ARE URGED TO READ THE INFORMATION STATEMENT WHEN IT BECOMES AVAILABLE AND BEFORE MAKING ANY INVESTMENT DECISIONS WITH RESPECT TO THE MERGER.

                                 * * * * * * * *

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors.

Words such as "expect", "feel", "believe", "will", "may", "intend", "should", and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. These statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Telex. The fact that governmental approvals of the merger may not be obtained, as well as other factors discussed in documents filed by Telex's affiliated companies with the SEC from time to time, among other factors, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements contained in this press release. Telex does not undertake any obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Telex Communications Holdings, Inc. is a worldwide industry leader in the design, manufacture and marketing of audio and communications products and systems to commercial, professional and industrial customers. The Company markets over 30 product lines that span the professional audio and communications sectors.

Additional information can be accessed at www.telexcommunications.com

Contact:
Gregory Richter
Telex Communications Holdings, Inc.
Chief Financial Officer
12000 Portland Avenue South
Burnsville, MN 55337
Tel: (952) 736-4254
Email: greg.richter@us.telex.com


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